Exhibit (a)(5)(iv)

NEWS RELEASE
For Immediate Release
Contact:
Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5877

BVF ACQUISITION LLC EXTENDS AVIGEN TENDER OFFER TO
MARCH 6, 2009

NEW YORK, February 20, 2009 – BVF Acquisition LLC (the “Purchaser”), an affiliate of Biotechnology Value Fund L.P. (“BVF”), which has commenced a cash tender offer to purchase all of the outstanding shares of Avigen, Inc. (Nasdaq: AVGN) (“Avigen”) for $1.00 per share, announced today that it has extended the expiration date for the tender offer to 6:00 p.m., New York City time, on Friday, March 6, 2009. The tender offer was previously set to expire at 12:00 midnight, New York City time, on Monday, February 23, 2009.  As of the close of business on February 20, 2009, a total of 1,132,192 shares had been tendered in and not withdrawn from the offer, which together with the shares owned by BVF and affiliates, represents approximately 33% of the total shares outstanding of Avigen.

MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer or the special meeting may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY AVIGEN COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT THE PURCHASER HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS ARE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM THE PURCHASER BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA EMAIL AT TENDEROFFER@MACKENZIEPARTNERS.COM.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, to be called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”).

BVF STRONGLY ADVISES ALL STOCKHOLDERS OF AVIGEN TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are BVF, BVF2, BVF Investments, L.L.C. (“BVLLC”), BVF Acquisition LLC (“BVF Acq”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”), BVF Inc. (“BVF Inc.”), Mark N. Lampert, Oleg Nodelman, Matthew D. Perry and Robert M. Coppedge.

As of the date of this filing, BVF beneficially owned 1,975,340 shares of Common Stock of Avigen, BVF2 beneficially owned 1,364,911 shares of Common Stock of Avigen, BVLLC beneficially owned 4,969,764 shares of Common Stock of Avigen and ILL10 beneficially owned 509,585 shares of Common Stock of Avigen.

BVF Acq does not directly own any shares of Common Stock.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, BVF Acq may be deemed to beneficially own the 8,819,600 shares of Common Stock beneficially owned in the aggregate by the other Reporting Persons.  BVF Acq disclaims beneficial ownership of such Shares.

As the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, Partners may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10.  As the investment adviser and general partner of Partners, BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by Partners.  Mr. Lampert, as a director and officer of BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by BVF Inc.

None of Messrs. Nodelman, Perry or Coppedge directly owns any shares of Common Stock of Avigen.  As a members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Nodelman, Perry and Coppedge may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by the other participants named herein.  Each of Messrs. Nodelman, Perry and Coppedge disclaims beneficial ownership of such shares of Common Stock.

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